CERTIFICATE OF FORMATION

OF

EAST COAST ETHANOL, LLC

This Certificate of Formation of East Coast Ethanol, LLC (the “Company”), dated as of July 27, 2007, is being duly executed and filed by Judd W. Vande Voort, an Authorized Person, to form a limited liability company under the Delaware Limited Liability Company Act, Del. Code, tit. 6, Section 18-101 et seq., as amended from time to time (the “Act”).

1.	Name. The name the limited liability company formed hereby is “East Coast Ethanol, LLC.”

2.	Registered Office. The address of the initial registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Bloomington, Delaware 19801.

3.	Registered Agent. The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

AUTHORIZED PERSON

/s/ Judd W. Vande Voort
Judd W. Vande Voort